SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Hypercom Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2851 West Kathleen Road
Phoenix, Arizona 85053
April 13, 2006
Dear Stockholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend Hypercom Corporation’s Annual Meeting of Stockholders at 9:00 am on Thursday, May 18, 2006 at Hypercom’s corporate headquarters in Phoenix, Arizona. Information regarding the meeting is presented on the following pages.
In addition to the formal items of business to be brought before the meeting, you will have an opportunity to hear a report by Hypercom’s management regarding your company. You will also have an opportunity to direct your questions to our management team.
Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. Please indicate your voting instructions and sign, date and mail the enclosed proxy card. A postage-paid return envelope for your proxy card is enclosed.
If you are unable to attend the Annual Meeting, you may listen to a live broadcast, which will be available from Hypercom’s website at www.hypercom.com. A replay can also be accessed on the website shortly after the conclusion of the meeting.
Thank you for your continued support of Hypercom. I look forward to seeing you on May 18th.

Sincerely

William Keiper
Chief Executive Officer and President

HYPERCOM CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

What:	Hypercom Corporation 2006 Annual Meeting of Stockholders

When:	May 18, 2006, at 9:00 a.m., Phoenix time

Where:	Hypercom Corporation Headquarters 2851 West Kathleen Road Phoenix, Arizona 85053

Why:	At the meeting, stockholders will act on the following matters:
•	Election of three directors, each for a term of two years;

•	To approve a proposal to amend the Nonemployee Directors’ Stock Option Plan (the “Nonemployee Directors’ Plan”) to increase the number of shares available under the Nonemployee Directors’ Plan, increase the initial and annual grants to directors and extend the term of the Nonemployee Directors’ Plan; and

•	Any other matters that properly come before the meeting.
     Only stockholders of record at the close of business on April 7, 2006 are entitled to vote at the meeting or any postponement or adjournment of the meeting. We have enclosed a copy of our Annual Report to Stockholders covering the fiscal year ended December 31, 2005, which includes audited financial statements, and our Proxy Statement.
     All stockholders are encouraged to attend the annual meeting. However, if you cannot attend the annual meeting in person, please promptly register your vote to ensure you are represented at the annual meeting.
     Please vote as soon as possible. We have enclosed a postage-paid envelope for your convenience if you choose to use the enclosed proxy card.
     If you attend the annual meeting, you may still vote in person at the meeting even if you previously returned or voted a Proxy.
     IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 8:00 a.m. Parking is available. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the annual meeting other than those operated by Hypercom or its designees.
     Your vote is important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Douglas J. Reich
Corporate Secretary
Phoenix, Arizona
April 13, 2006

HYPERCOM CORPORATION
2851 West Kathleen Road
Phoenix, Arizona 85053

PROXY STATEMENT

     This Proxy Statement contains information related to the Hypercom Corporation (“Hypercom”) 2006 Annual Meeting of Stockholders. The annual meeting will be held on May 18, 2006 at 9:00 a.m., Phoenix time, at Hypercom’s corporate headquarters, 2851 West Kathleen Road, Phoenix, Arizona or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by Hypercom’s Board of Directors (the “Board of Directors” or the “Board”). The proxy materials relating to the annual meeting are first being mailed on or about April 13, 2006 to stockholders entitled to vote at the meeting.
ABOUT THE MEETING
What is the purpose of the annual meeting?
At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and a proposed amendment to Hypercom’s Nonemployee Directors’ Stock Option Plan (the “Nonemployee Directors’ Plan” or the “Plan”). In addition, our management will report on Hypercom’s activities during the fiscal year ended December 31, 2005 and respond to questions from stockholders.
Who is entitled to vote?
Only stockholders of record at the close of business on the record date, April 7, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.
Who may attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 8:00 a.m. The meeting begins at 9:00 a.m. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Hypercom or its designees.
Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.
What constitutes a quorum?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting Hypercom to conduct its business at the annual meeting. As of the record date, 55,621,302 shares of Hypercom common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
How do I vote?
You can vote on matters to come before the meeting in two ways:
•	You can attend the annual meeting and cast your vote in person; or

•	You can vote by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions or, if you provide no instructions, according to the Board of Directors’ recommendation.

What if I vote and then change my mind?
You may revoke your proxy at any time before it is exercised by:
•	filing a notice of revocation with Hypercom’s Corporate Secretary;

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.
     Your last vote will be the vote that is counted.
What are the Board’s recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the Board of Directors’ recommendations. The Board’s recommendations are set forth together with a description of each item in this proxy statement. In summary, the Board recommends a vote:
•	for election of the nominees for directors (see page 3); and

•	for the amendment to the Nonemployee Directors’ Plan (see page 20).
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?
Election of Directors. The three nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.
Amendment to Nonemployee Directors’ Plan. For approval of the amendment to the Nonemployee Directors’ Plan (and any other item that may be properly brought before the meeting), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominees may elect not to exercise voting discretion with respect to one or more of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
Who will pay the cost of this proxy solicitation?
Hypercom will pay the costs of soliciting proxies from stockholders. In addition to the solicitation of stockholders of record by mail, proxies may be solicited by telephone, facsimile, personal contact, and similar means by Hypercom’s directors, officers or employees, none of whom will be specifically compensated for such activities. Hypercom will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the common stock and to obtain proxies.
Who will count the vote?
Representatives of our transfer agent, Computershare Investor Services, LLC, will tabulate the votes and act as inspectors of election.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)
For Term Expiring at 2008 Annual Meeting
Hypercom’s Board of Directors currently consists of six members. The directors are divided into two classes, with each class serving for a two-year period.
At the 2006 Annual Meeting, three Class I directors will be elected. The three persons listed below are nominated for election as directors. Nominees will be elected to serve until the 2008 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified or their resignation or removal, whichever first occurs.
Each of the nominees has consented to serve a two-year term. If any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
Nominees for Election as Directors
Class I

Daniel D. Diethelm, 43	Director since 2004
Daniel Diethelm is the Chairman of Hypercom’s Board of Directors. He has served as a Hypercom director since January 2004 and currently serves as Chairman of the Audit Committee of the Board. He also previously served as a Hypercom director from August 2001 to May 2003. Mr. Diethelm has been President of 4Group, LLC, a private equity firm since 2003. Since 1998, he has also been Managing Partner of Sudan Funding, LLC, which acts as a manager, investor and consultant primarily in turnaround situations. From January 2000 to January 2001, Mr. Diethelm was President and Chief Executive Officer of Aeropower Resources, Inc., a Rolls-Royce gas turbine Authorized Maintenance Center and FAA repair station. From 1991 to 2000, Mr. Diethelm was Chief Executive Officer of Sebec Corporation, a management, investment and consulting firm. From 1987 to 1991, Mr. Diethelm was President and Chief Operating Officer of Gould Research, Inc., a registered investment advisor and investment management software and database development company, and served as a member of its Board of Directors. He also served as a Senior Analyst at Gould Research, Inc. from 1984 to 1987. He is a member of the Board of Directors of Western International University and a member of the Arizona State Exposition and Fair Board. Mr. Diethelm is a Chartered Financial Analyst. He received a Bachelor’s degree in Business Administration (Finance) from the University of Arizona.

Todd S. Nelson, 47	Director since 2006
Todd Nelson was appointed to Hypercom’s Board of Directors in April 2006. Mr. Nelson was Chairman, Chief Executive Officer and President of Apollo Group, Inc., the largest private institution of higher education in the United States based on consolidated enrollment figures, until January 2006. Mr. Nelson joined Apollo in 1987 as the director of the University of Phoenix’s Utah campus. He was named Executive Vice President of that University in 1989 and appointed Vice President of Apollo Group in 1994. He was promoted to President of Apollo Group in 1998, Chief Executive Officer in 2001, and Chairman of the Board in 2004. Prior to Apollo, Mr. Nelson was a general manger at Amembal and Isom, a management training company. He has also held positions with Vickers & Company and Summa Corporation. Mr. Nelson holds a Masters in Business Administration Degree from the University of Nevada, and a Bachelor of Science Degree from Brigham Young University.

Norman Stout, 48	Director since 2003
Norman Stout has served as a director of Hypercom since April 2003. Mr. Stout was appointed Chief Executive Officer and a member of the Board of Directors of Inter-Tel, Inc., a Phoenix-based business communications provider, in February 2006. Mr. Stout has been with Inter-Tel since June 1998, and had most recently served as Chief Strategy Officer and Chief Administrative Officer. He was also a member of Inter-Tel’s Board of Directors from 1994 to 1998. Immediately prior to Inter-Tel, Mr. Stout served as Chief Operating Officer of Oldcastle Architectural Products in 1998, President of Oldcastle Architectural West from 1996 to 1998, and President of Oldcastle’s Superlite Block subsidiary from 1993 to 1998. Mr. Stout was Chief Executive Officer of Boorhem-Fields, Inc., a Dallas, Texas, manufacturer of crushed stone, from 1990 to 1993, and its Chief Financial Officer from 1986 to 1990. Mr. Stout is a Certified Public Accountant, and was employed by Coopers & Lybrand from 1982 to 1986. He received a Bachelor of Business Administration Degree in accounting from Texas A&M University and a Masters of Business Administration Degree from the University of Texas.
The Board of Directors unanimously recommends a vote FOR election of each of the foregoing director nominees.
Continuing Directors
The following is a list of Class II directors whose terms expire in 2007:

William Keiper, 55	Director since 2000
William Keiper is Hypercom’s Chief Executive Officer and President. He has been a member of the Board of Directors since April 2000. He was appointed Interim Chief Executive Officer in March 2005, and was appointed Chief Executive Officer and President in August 2005. Mr. Keiper has over 30 years of business experience, more than 18 of which have been in the management of software, technology and IT product distribution and services organizations. He was Chairman and Chief Executive Officer of Arrange Technology LLC, a software development services outsourcing company, from 2002 to 2005. From 1997 to 2002, he served as a principal in mergers and acquisitions firms serving middle market software and IT services companies. He was Chief Executive Officer of Artisoft, Inc., a public networking and communications software company, from 1993 to 1997, and its Chairman from 1995 to 1997. He held several executive positions, including President and Chief Operating Officer, of MicroAge, Inc., an indirect sales-based IT products distribution and services company, from 1986 to 1993, where he was a key executive in helping to profitably drive more than a billion dollar revenue increase over the course of his tenure with the company. Mr. Keiper has a Bachelor of Science Degree in business (finance major) from Eastern Illinois University, a Juris Doctor Degree from Arizona State University and a Masters Degree in International Management from the Thunderbird American Graduate School of International Management. He is a former Chairman of the Arizona Software Association, and was a nominee for Ernst & Young Entrepreneur of the Year Award. He also currently serves on the Boards of Directors of JDA Software Group, Inc., Zones, Inc., and Smith Micro Software, Inc.

Phillip J. Riese, 56	Director since 2004
Phillip Riese has served as a director of Hypercom since October 2004. Mr. Riese has been President of Riese & Others, providing advisory and consultancy services to an array of Fortune 500, and private and publicly held mid-cap companies since 1998. Prior thereto, Mr. Riese spent 18 years at American Express where he was President of the Consumer Card Services Group for American Express Travel Related Services Company, Inc. He was responsible for developing, marketing and servicing all charge and credit card products for consumers in the United States. Before being brought into the card business in 1990, he managed a variety of systems, customer service, as well as marketing, sales, risk management, data mining and business development activities at American Express. Mr. Riese previously had been a division executive at the Chase Manhattan Bank, and before that a partner in the consulting firm of M.C. Geffen and Associates, Cape Town, South Africa. After leaving American Express, Mr. Riese also served as Chief Executive Officer and a director of AirClic Inc., and of OptiMark Technologies. Mr. Riese holds a Bachelor of Commerce (Hons.) degree from Leeds University in the United Kingdom, with joint study in Economics and Textile Engineering, a Masters of Business Administration from the University of Cape Town, and a Masters Degree in management from the M.I.T Sloan School of Management, where he was a Sloan Fellow.

Philippe Tartavull, 48	Director since 2006
Philippe Tartavull was appointed to Hypercom’s Board of Directors in April 2006. Mr. Tartavull has been President of Oberthur Card Systems of America since 1999 and served as its Chief Operating Officer from 1998 to 1999. Oberthur Card Systems is one of the world’s leading providers of SIM (Subscriber Identity Module) and multi-application smart cards as well as services ranging from consulting to personalization for the payment and services, mobile communications, identification, transit and multimedia markets. Mr. Tartavull also served as President and Chief Executive Officer of Thales/Syseca, Inc., a provider of system integration services and mission-critical software for various industries, including transportation and utilities, from 1991 to 1998, and was Vice President of Sales and Marketing for Syseca SA, Europe and North America, from 1988 to 1999. Mr. Tartavull has a Bachelor of Science Degree in Engineering from the Centre d’Etudes Supérieures des Techniques Industrielles, Paris, France, a Bachelor of Science Degree in Engineering from Ecole Nationale Superieure des Pétroles et des Moteurs, Paris, France, a Masters of Business Administration from the Institut d’Administration des Enterprises, Sorbonne University, Paris, France, and is a graduate of the Executive Program at the University of California at Los Angeles’ Anderson School of Management.

Compensation of Directors
Annual retainer and meeting fees. Directors who are not current Hypercom employees (“non-employee directors”) are each paid an annual retainer of $30,000, payable $7,500 per each quarter of service as a non-employee director. This retainer includes attending one scheduled Board meeting and the related scheduled committee meetings held in connection with such Board meeting for such quarter; plus $1,250 for each additional Board meeting attended in person or by telephone during such quarter; plus $500 for each additional committee meeting attended in person or by telephone and not held in connection with a Board meeting during such quarter. A non-employee director that serves as Board Chairman or Lead Director receives an additional $50,000 per year, payable $12,500 per quarter. The Audit Committee Chairman receives an additional $30,000 per year, payable $7,500 per quarter. Effective in 2006, the Compensation Committee and the Nominating/Corporate Governance Committee Chairmen each receive an additional $10,000 per year, payable $2,500 per quarter.
Options. Under the current Nonemployee Directors’ Plan, each newly elected non-employee director receives an option to purchase 6,250 shares of our common stock. (Proposal 2, discussed elsewhere in this proxy statement, if approved, would increase the initial option grant to new non-employee directors to 15,000 shares.) Each non-employee director also receives an option to purchase 6,250 shares of common stock each year following Hypercom’s annual earnings release, which typically occurs in early March. (Proposal 2, discussed elsewhere in this proxy statement, if approved, would increase future annual option grants to non-employee directors to 15,000 shares.) These options vest and become exercisable one year after date of grant, permitting the holder to purchase shares at their fair market value on the date of grant. Unless earlier terminated, forfeited or surrendered pursuant to the Nonemployee Directors’ Plan, each option granted expires on the tenth anniversary date of the grant.
Expenses. Each non-employee director is also reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.
Director Stock Ownership Policy. Effective December 31, 2005, pursuant to Board resolution, each member of the Board must own shares of our common stock having a value of at least $15,000, based upon the market price of such shares on the date acquired, plus any increase in the basis thereof. Each new Board member, joining the Board after April 28, 2004, must comply with this policy no later than two years after the date on which he became a Board member.
CORPORATE GOVERNANCE
The Board, Board Committees and Meetings
Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our Board currently consists of six directors. Consistent with the requirements of Section 303A.01 of the New York Stock Exchange’s (“NYSE”) Listed Company Manual, the Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer (“CEO”), as directors. The current Board members include five non-employee directors and our CEO.
Independence of Directors
As part of its annual review, the Board has determined that the three non-employee directors who served in 2005 and the two new non-employee directors appointed in 2006, qualify as “independent” in accordance with the published standards set forth in Section 303A of the NYSE Listed Company Manual and other governing laws and regulations. The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NYSE rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Hypercom and Hypercom’s management.

Board Responsibilities and Structure
The Board’s primary responsibilities are oversight, counseling and direction to our management in the long-term interests of Hypercom and our stockholders. The Board’s detailed responsibilities include: (1) selecting and regularly evaluating the performance of the CEO and other senior executives; (2) planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives; (3) reviewing and, where appropriate, approving our major financial objectives and strategic and operating plans, business risks and actions; (4) overseeing the conduct of our business to evaluate whether the business is being properly managed; and (5) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with law and ethics. The Board has instructed our CEO, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the Board’s approval with respect to extraordinary actions that we may undertake.
The Board’s general policy is that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. The Chairman chairs the meetings of the Board; serves as a liaison between the CEO and the independent directors; approves the information, agenda and meeting schedules sent to the Board; and calls meetings of the independent directors. The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Pursuant to Section 303A.03 of the NYSE Listed Company Manual, Board agendas include regularly scheduled “executive sessions” for the independent directors to meet without management present.
Attendance at Board, Committee and Annual Stockholders’ Meetings. The Board held four regular meetings in 2005. Additionally, the Board either met for special meetings or acted by written consent fourteen times during 2005. In 2005, each director attended 75% or more of the meetings of the Board and the committees on which he served. Hypercom does not have a formal policy regarding attendance by Board members at our Annual Meeting of Stockholders, but strongly encourages directors to attend. We make every effort to schedule our Annual Meeting of Stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. Mr. Keiper and Mr. Diethelm attended the 2005 Annual Stockholders Meeting.
Executive Sessions of the Non-employee Directors. In addition to the Board and committee meetings, the non-employee directors met eight times in 2005, in connection with regularly scheduled Board meetings and otherwise, without management present. The presiding director at such meetings was Mr. Diethelm.
Board Committees and Charters
The Board has delegated various responsibilities and authority to different Board committees, as described in this section of the proxy statement and in the committee charters. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, standing Audit, Compensation, Nominating/Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating/Corporate Governance Committees is an independent director as defined by NYSE standards. Each of the Board committees has a written charter as required by, and consistent with, NYSE corporate governance standards that is approved by the Board. Each committee conducts an annual evaluation of the committee’s performance. Copies of each charter are posted on the Corporate Governance section of Hypercom’s website at www.hypercom.com. Each committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. The current members of the committees are identified in the following table:

Director	Audit	Compensation	Nominating/Corporate Governance
Daniel Diethelm	Chair	✓	✓
William Keiper*
Todd Nelson**
Phillip Riese	✓	✓	Chair
Norman Stout	✓	Chair	✓
Philippe Tartavull**

*	Mr. Keiper served as a member of the Audit, Compensation and Nominating/Corporate Governance Committees until March 31, 2005.

**	Messrs. Nelson and Tartavull have not yet been appointed to Board Committees.

The Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities to stockholders, the investment community, and others for monitoring: (1) the quality and the integrity of Hypercom’s financial statements; (2) the adequacy and effectiveness of Hypercom’s internal controls (including any significant changes in internal controls reported to the Audit Committee by the independent auditor or management; (3) the adequacy and effectiveness of Hypercom’s disclosure controls and procedures and management reports thereon; (4) Hypercom’s compliance with ethical policies contained in Hypercom’s Code of Ethics, and legal and regulatory requirements; (5) the independence and qualifications of Hypercom’s independent registered public accounting firm; and (6) the performance of Hypercom’s internal audit function and the independent registered public accountants. The Audit Committee also selects and engages independent auditors to audit Hypercom’s books, records and accounts, reviews the scope of the audits, and establishes policy in connection with Hypercom’s internal audit activities. The Audit Committee also pre-approves all audit and non-audit services provided by the independent auditors. See “Report of the Audit Committee” below for further information. In 2005, the Audit Committee held five meetings and also regularly acts by written consent.
The members of the Audit Committee each qualify as “independent” as set forth under Sections 303A.02(a) and (b) of the NYSE Listed Company Manual and special standards established by the U.S. Securities and Exchange Commission (“SEC”) for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that such director meets the relevant definition of an “independent director.” Daniel Diethelm is the independent director who has been determined to be our audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Diethelm’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Diethelm any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Board has also determined that each Audit Committee member is financially literate and has sufficient knowledge in reading and understanding Hypercom’s financial statements to serve on the Audit Committee.
Compensation Committee. The Compensation Committee is responsible for approving all executive compensation agreements and administering Hypercom’s stock option and employee stock purchase plans. A further discussion regarding the nature and scope of the Compensation Committee’s responsibilities is set forth below under “Report of the Compensation Committee Report on Executive Compensation.” In 2005, the Compensation Committee held eight meetings and also regularly acts by written consent.
Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee’s responsibilities include: (1) assisting the Board in identifying individuals qualified to become Board members; (2) selecting and recommending to the Board for nominees for directors at the next annual meeting of stockholders; (3) developing and recommending to the Board a set of Corporate Governance Principles and Practices applicable to Hypercom; (4) overseeing the evaluation of the Board and management; and (5) recommending to the Board director nominees for the Compensation Committee and the Audit Committee. In 2005, the Nominating/Corporate Governance Committee held six meetings and also regularly acts by written consent.
Director Nominee Criteria and Process
The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support Hypercom’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.
In evaluating prospective candidates or current Board members for nomination or re-nomination, the Nominating/Corporate Governance Committee considers the following: (1) character, including reputation for personal integrity and adherence to high ethical standards; (2) judgment; (3) knowledge and experience in leading a successful company, business unit, or other institution; (4) current and historical experience in the electronic payment industry and related industries, including international experience; and (5) business acumen—all in the context of an assessment of the Board’s needs at that point in time. The Nominating/Corporate Governance Committee also considers a candidate’s or current Board member’s other board commitments or job responsibilities in assessing whether he or she would be able to devote the time and attention necessary to be an effective director of Hypercom.
The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including Hypercom’s directors, management and stockholders. Director candidates recommended by Hypercom’s stockholders will be considered using the same criteria the Nominating/Corporate Governance Committee uses to assess all potential candidates. A stockholder wishing to nominate a candidate to be elected to the Board at the 2007 Annual Meeting of Stockholders should send written notice of his or her intention to do so to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Hypercom Corporation, 2851 West Kathleen Road, Phoenix, Arizona 85053. To be timely, the nomination must be received no later than January 18, 2007, which is 120 days prior to the anniversary of our 2006 Annual Meeting of Stockholders. The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating/Corporate Governance Committee to determine if the candidate meets its criteria for Board membership. Hypercom may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will not be considered for presentation at the annual meeting or for any vacancies arising on the Board between annual meetings.
When a vacancy occurs on the Board, the Nominating/Corporate Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in the Nominating/Corporate Governance Committee’s charter, the Board elects a new director when a vacancy occurs between Annual Meetings of Stockholders. The Nominating/Corporate Governance Committee also annually evaluates and recommends to the Board nominees for election as directors at Hypercom’s Annual Meeting of Stockholders.
The Nominating/Corporate Governance Committee has the authority to retain a search firm to identify and recruit director candidates meeting the criteria specified by the Nominating/Corporate Governance Committee but did not utilize such resources in 2005.
Norman Stout, Daniel Diethelm and Todd Nelson, the three persons nominated for election as directors at the 2006 Annual Meeting are current directors and have been recommended by the Nominating/Corporate Governance Committee, which is composed entirely of non-employee directors, and nominated by the Board.
Communications with Stockholders
Stockholders may communicate with the Board of Directors by submitting an email to the Corporate Secretary at corporatesecretary@hypercom.com, or by writing to the Board of Directors at Hypercom Corporation, Attention: Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053. Communications received electronically or in writing will be distributed to the Chairman of the Board or such other Board member(s), as appropriate, depending on the facts and circumstances outlined in the communications received.
Other Corporate Governance Policies
Corporate Governance Policies. The Board of Directors adopted Corporate Governance Principles and Practices in 2004 to comply with Section 303A.09 of the NYSE Listed Company Manual. These policies guide Hypercom and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies are available on the Corporate Governance portion of Hypercom’s website at www.hypercom.com and will provide a print copy to any stockholder upon request.
Code of Ethics. Hypercom has a Code of Ethics that applies to all of Hypercom’s directors, executive officers and employees, including the chief executive officer, chief financial officer, and the principal accounting officer and controller. The Code of Ethics is available on the Corporate Governance portion of Hypercom’s website at www.hypercom.com and will provide a print copy to any stockholder upon request.
Lead Director/Non-Executive Chairman. Mr. Keiper served as Lead Director from March 1, 2004 until March 31, 2005, at which time he resigned this position when he was appointed Chairman and Interim Chief Executive Officer. Mr. Diethelm currently serves a Board Chairman and was appointed to the position in August 2005 in connection with Mr. Keiper’s resignation as Chairman and appointment as CEO. Because the current Board Chairman is a non-employee director, the Board has determined that it was not necessary to also designate a Lead Director. The Board Chairman chairs Board meetings and executive session meetings of non-employee directors, among other responsibilities. The non-employee directors meet in executive session without the presence of management at least quarterly.
Whistleblower Procedures. Hypercom’s Code of Ethics contains procedures for the receipt, retention and treatment of complaints received by Hypercom regarding accounting, internal accounting controls or auditing matters and to address employee concerns about unethical or unlawful behavior that may come to an employee’s attention. Hypercom has established a hotline available to all employees to facilitate anonymous reporting of any questionable activities.

Disclosure Committee. Hypercom has established a Disclosure Committee composed of members of management and a representative of the Board of Directors to assist Hypercom in fulfilling its obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing its periodic securities filings. Daniel Diethelm serves as the Board representative on the Disclosure Committee.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*
The Audit Committee (the “Committee”) oversees Hypercom’s financial reporting process on behalf of its Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of Hypercom’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the annual report with management. As part of its review, the Committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, and not just the acceptability, of Hypercom’s accounting principles and such other matters as are required to be discussed with the Committee under accounting principles generally accepted in the United States. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and Hypercom. As part of that review, the Committee received the written disclosures and letter required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence.
The Committee discussed with the independent auditors the overall scope and plans for their audits and quarterly reviews. The Committee meets in person on a quarterly basis with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Hypercom’s internal controls, and the overall quality of its financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Committee has not yet completed its selection of the independent registered public accounting firm for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE

Daniel Diethelm, Chairman
Phillip Riese
Norman Stout

*The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Hypercom filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Hypercom specifically incorporates such report by reference therein.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION**
The Compensation Committee (the “Committee”) administers Hypercom’s executive compensation programs. The Committee’s role is to oversee Hypercom’s compensation plans and policies, annually review and approve all executive officers’ compensation, and administer our stock plans including reviewing and approving stock option grants to all Hypercom employees, including executive officers. The Committee’s charter reflects these responsibilities, and the Committee and the Board annually review and update the charter as needed. The Committee’s membership is determined by the Board and is currently composed of three independent directors. The Committee meets at regularly scheduled times during the year, and takes action by written consent when appropriate. The Committee Chairman reports on Committee actions and recommendations at Board meetings. Hypercom’s Human Resources Department supports the Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering Hypercom’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee.
General Compensation Philosophy
In connection with the change of executive management that occurred in 2005, the Committee conducted a comprehensive review of Hypercom’s compensation policies and practices and as a result of such review, developed a new compensation philosophy for Hypercom. The central theme of this new philosophy is continuous performance improvement and the employment of the brightest, most innovative and talented employees who will help drive Hypercom’s business to achieve its maximum potential.
Hypercom’s Chief Executive Officer (the “CEO”) is required seek the Committee’s prior approval for all compensation decisions relating to those individuals with a direct reporting relationship to the CEO; those individuals receiving total annual base compensation of more than $250,000; and any compensation matter that is an exception to this policy. All other compensation decisions are delegated by the Committee to the CEO, with the expectation that all decisions adhere to Hypercom’s compensation philosophy are within the annual budget approved by the Board of Directors, and are within the appropriate range for the applicable compensation band. All Hypercom employees are placed in compensation bands that include positions of similar responsibility, complexity and contribution, adjusted for the market expectation for compensation for a particular position in the geography where the employee is resident or on temporary assignment. These bands are used to determine an employee’s total and mix of compensation.
Our goal is to have most of the compensation paid to Hypercom’s CEO and its other named executive officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Hypercom’s compensation plans are structured so that most amounts paid under those plans will be fully deductible. However, some of the compensation that Hypercom pays cannot be deductible. Under the Internal Revenue Code, Hypercom cannot take a tax deduction for compensation paid in excess of $1 million to our CEO and each of the named executive officers. Hypercom may make payments that are not fully deductible if, in the Committee’s judgment, it is appropriate and competitive to provide that compensation to meet our operational objectives and to protect the interests of Hypercom stockholders.
Components of Executive Compensation
The compensation of Hypercom’s executive management is focused on performance. Total compensation is comprised of the following elements:
Cash Compensation
Cash compensation is comprised of an individual’s base salary and an annual incentive bonus. Base salaries for all Hypercom employees, including those in senior and executive management roles, are established at levels in parity with the market which takes into consideration positions with similar responsibilities at companies of similar size and complexity in the country or region where the position is based. Hypercom conducts reviews periodically to benchmark key positions against the market. Hypercom typically provides an annual budget increase for salary increases, including those of senior and executive management. Adjustments at the senior and executive management level are made to recognize significant expansion of an individual’s role, outstanding and sustained individual performance, or if competitive market data indicate a significant deviation versus market.
The annual bonus component of cash compensation is tied directly to Hypercom’s annual performance. The payment of annual bonuses is dependent on the Board of Directors’ assessment of whether Hypercom has achieved the expectations that the Board established for the company for a particular year, specifically:
•	Financial (which includes revenue growth, gross margin and EPS growth) (65 to 75%);

•	Market Share (15 to 25%);

•	Discretionary (organizational, people readiness or other discretionary goals as established by the Board) (10%).
Following the end of each fiscal year, the CEO will present the Board of Directors an “initial performance rating” for each of the elements in the rating structure as well as a comparison to plan, market and key competitors for each element. The Board of Directors will, using this input, establish a “final performance rating” for each performance category expressed as a number between 0 and 150, with 100 representing meeting expectations, 150 representing significantly exceeding expectations, and 0 representing extreme failure to perform. The weighted sum of these performance ratings will constitute the performance rating for Hypercom as a whole. This performance rating times the CEO’s incentive compensation target, will constitute the annual bonus payout for the CEO. This performance rating times the sum of all the incentive compensation targets for all eligible executives will constitute the incentive compensation pool for all eligible executives.
The target bonus for executive management is 30% to 100% of their annual base salary, however, certain executive officers, including the CEO and Chief Financial Officer, can earn up to 150% of their annual base salary if Hypercom substantially exceeds the targets set by the Board.
Long-Tem Incentives
In 2005, as a part of our new compensation philosophy, we focused our senior and executive management on long-term growth and total stockholder return as well as sales, profit, and total market value. Our objective is to have a combined grant value of stock options and restricted stock that is competitive within the broad middle range of peer company long-term incentive grant amounts. Stock options serve to ensure that all employees, and particularly senior and executive management, are properly focused on stockholder value. Stock options align management incentives with stockholders’ objectives because options have value only if the stock price increases over time. Ten-year options, granted at the market price on the date of grant, ensure that employees are focused on long-term growth. In addition, options help retain senior and executive management and other key employees because they typically vest in equal installments over a two or three year period and the recipient cannot realize the full economic benefit of the options unless the he or she stays employed by Hypercom for at least the full vesting period of the options. This vesting schedule also helps keep employees focused on long-term performance and not short-term gains. In determining the size of option grants, we consider job responsibility, individual potential for long-term contribution, individual performance results, peer group data, and the number of options previously granted.
Other Benefits and Perquisites
Hypercom’s health care, insurance and other welfare and employee benefits are the substantially the same for all Hypercom employees, including Hypercom’s executive officers. However, Hypercom does provide an additional subsidy to the medical insurance benefits of those employees who earn less than $50,000 per year. With the exception of travel and housing benefits that are provided to a few of our executive officers that do not reside in Phoenix, including the CEO, Hypercom does not provide any material perquisites to its executive officers. In 2005, Hypercom discontinued housing and car allowances for all senior and executive management to reduce compensation costs. Hypercom expects its executive officers to be role models under its Code of Ethics and Corporate Governance Principles and Practices, which are applicable to all employees, and Hypercom’s executive officers are not allowed to operate under lesser standards.
Chief Executive Officer Compensation for 2005
Fiscal 2005 was a year of transformation for Hypercom. In March 2005, the Board appointed William Keiper, as Interim CEO with the objective of transforming Hypercom into a highly-competitive, market-focused and market-driven, product company. As a result of his significant progress toward achieving these goals in a short period of time, the Board appointed Mr. Keiper to serve as Hypercom’s CEO in August 2005. Driven by Mr. Keiper’s efforts, Hyperom introduced a new line of market leading products; rebuilt relationships with customers and distributors; strengthened Hypercom’s global management team; installed stringent and financial and accounting controls throughout Hypercom’s business; and transformed Hypercom into a leaner, nimbler, focused and profitable competitor in the global marketplace. We believe that these changes instituted in 2005 will strengthen the foundation for Hypercom’s future growth and long-term success.
Pursuant to the terms of his employment agreement, Mr. Keiper is paid an annual base salary of $400,000. This base salary is lower than that of his predecessor, Mr. Alexander, and those of other chief executive officers of companies of similar size to Hypercom. This approach is reflective of Hypercom’s new compensation philosophy which, as discussed above, is tied directly to Hypercom’s operational and financial performance. Mr. Keiper has the ability to receive substantial annual bonuses and long-term incentives if Hypercom achieves the operational and financial goals set by the Board. In 2005, Mr. Keiper was eligible for a target bonus of 100% of his pro-rated base salary for the period from August 29, 2005, when he was appointed Hypercom’s CEO, to December 31, 2005. The bonus opportunity was determined 80% by the company’s performance against financial and market goals set by the Board, and 20% determined by his performance against specific individual objectives set by the Board. Based on the Committee’s evaluation of his performance against these goals and objectives, he received a bonus of $79,234 for the stated period. In connection with and as compensation for his service as Interim CEO, Mr. Keiper received a grant of 50,000 shares of restricted Hypercom common stock. Mr. Keiper received an additional grant of 50,000 shares of restricted Hypercom common stock and options to purchase 100,000 shares of common stock in connection with his appointment as CEO in August 2005. Mr. Keiper also was granted 100,000 shares of restricted Hypercom common stock, whose vesting is subject to his achievement of the performance goals established for him by the Board for fiscal years 2006 and 2007.
Christopher S. Alexander, Hypercom’s former CEO, retired from Hypercom effective March 31, 2005. In connection with his retirement, he accepted a new position as Special Assistant to the Board of Directors and CEO with an annual salary of $450,000 with no opportunity for incentive pay under the terms of an amended employment agreement that will expire on March 31, 2007.
Conclusion
The Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are vital to Hypercom’s long-term performance. We will continue to evolve and administer our compensation program in a manner that we believe will be in stockholders’ best interests and worthy of stockholder support.

COMPENSATION COMMITTEE

Norman Stout, Chairman
Daniel Diethlem
Phillip Riese

** The Report of the Compensation Committee on Executive Compensation does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Hypercom filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Hypercom specifically incorporate such report by reference therein.

EXECUTIVE COMPENSATION
     This section contains charts that show the amount of compensation earned by our Chief Executive Officer and by our other most highly paid executive officers.
Summary Compensation Table
     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to Hypercom during the fiscal years ended December 31, 2005, 2004 and 2003, of those persons who were, at December 31, 2005, (i) our current Chief Executive Officer; (ii) any individual who served as our Chief Executive Officer during 2005; and (iii) our other four most highly compensated executive officers (collectively, the “Named Executive Officers”).
     In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of our salaried employees, and except as set forth below, does not include perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus disclosed in this table, except as set forth below.

								Long-Term
	Annual Compensation							Compensation Awards
										Securities
						Other Annual		Restricted		Underlying	All Other
Name and		Salary		Bonus		Compensation		Stock Awards		Options/	Compensation
Principal Position	Year	($)		($)		($)		(#)		SARs#	($)
William Keiper	2005	$303,077	(2)	$79,234		$234,075	(3)	200,000	(4)	100,000	—
Chief Executive Officer and President (1)
Christopher S. Alexander	2005	$450,000	(6)	—		$3,387	(7)	—-		—	—
Former Chairman, Chief Executive	2004	$450,000	(6)	—		$28,143	(8)	60,000	(9)	—	—
Officer and President (5)	2003	$335,156	(6)	$500,000	(10)	$34,861	(11)	—		—	—
Thomas Liguori	2005	$40,385	(13)	—		—		50,000	(14)	100,000
Senior Vice President and Chief Financial Officer (12)
O.B. Rawls	2005	$260,000		$71,311		$27,736	(16)	2,000	(17)	—	—
Senior Vice President, International Sales (15)
William A. Dowlin	2005	$300,000		$26,743		$28,791	(19)	2,000	(20)	—	—
Senior Vice President,	2004	$300,000		$67,500		$22,249	(21)	—		—	—
Manufacturing and Materials(18)
Douglas J. Reich	2005	$196,000		$25,000		$28,791	(22)	2,000	(23)	—	—
Senior Vice President, General	2004	$196,000		$12,500		$21,991	(24)	—		—	—
Counsel, Chief Compliance Officer	2003	$183,092		$25,000		$14,425	(25)	—		—	—
and Corporate Secretary

(1)	Mr. Keiper was appointed Hypercom’s Interim Chief Executive Officer effective March 31, 2005 and was appointed Hypercom’s Chief Executive Officer and President effective August 29, 2005.

(2)	Reflects the amount of salary received by Mr. Keiper in 2005. Mr. Keiper’s annualized salary for 2005 was $400,000.

(3)	Includes $210,318 in taxes paid on the “gross-up” on the two separate grants of 50,000 shares of restricted stock that vested in 2005, and $23,758 for housing and transportation pursuant to the terms of Mr. Keiper’s employment agreement.

(4)	Includes two separate grants of 50,000 shares of restricted stock that vested in 2005 with an aggregate monetary value of $547,500. The remaining 100,000 shares reflected in this amount are subject to achievement of performance goals in 2006 and 2007; these shares have an aggregate monetary value of $639,000 based on the closing price of our stock as December 30, 2005.

(5)	Mr. Alexander retired from the positions of Chairman, Chief Executive Officer and President effective March 31, 2005.

(6)	Includes $60,000 of deferred salary.

(7)	Includes a car allowance of $3,387.

(8)	Includes a car allowance of $20,323, premiums for an executive long-term disability plan of $1,926, and $5,894 for annual dues for a country club membership.

(9)	This restricted stock award was forfeited upon Mr. Alexander’s retirement which was effective on March 31, 2005.

(10)	Includes a $200,000 incentive bonus paid in March 2004 with respect to achievement of a company performance goal for the fourth quarter of 2003; the remaining amount represents a bonus paid in connection with the sale of Golden Eagle Leasing.

(11)	Includes a car allowance of $19,835 and a housing allowance of $15,026.

(12)	Mr. Liguori was appointed Hypercom’s Senior Vice President and Chief Financial Officer effective November 14, 2005.

(13)	Reflects the amount of salary received by Mr. Liguori in 2005. Mr. Liguori’s annualized salary for 2005 was $300,000.

(14)	This grant of restricted stock is not vested. These shares have an aggregate monetary value of $319,500 based on the closing price of our stock as December 30, 2005.

(15)	Mr. Rawls became an executive officer of Hypercom effective November 3, 2005. Prior to holding his current position, he served as Senior Vice President, North American Sales.

(16)	Effective July 1, 2005, Hypercom discontinued the use of car allowances to senior executives and other key employees. This amount includes a car allowance of $8,158 for the first six months of 2005 and a one-time payment of $19,579 which is equal to one year’s car allowance for Mr. Rawls which was paid in connection with the termination of such allowance.

(17)	This grant of restricted stock is not vested. These shares have an aggregate monetary value of $12,780 based on the closing price of our stock as December 30, 2005.

(18)	Mr. Dowlin became an executive officer of Hypercom on January 1, 2004.

(19)	Effective July 1, 2005, Hypercom discontinued the use of car allowances to senior executives and other key employees. This amount includes a car allowance of $8,468 for the first six months of 2005 and a one-time payment of $20,323 which is equal to one year’s car allowance for Mr. Dowlin which was paid in connection with the termination of such allowance.

(20)	This grant of restricted stock is not vested. These shares have an aggregate monetary value of $12,780 based on the closing price of our stock as December 30, 2005.

(21)	Includes a car allowance of $20,323 and premiums for an executive long-term disability plan of $1,926.

(22)	Effective July 1, 2005, Hypercom discontinued the use of car allowances to senior executives and other key employees. This amount includes a car allowance of $8,468 for the first six months of 2005 and a one-time payment of $20,323 which is equal to one year’s car allowance for Mr. Reich which was paid in connection with the termination of such allowance.

(23)	This grant of restricted stock is not vested. These shares have an aggregate monetary value of $12,780 based on the closing price of our stock as December 30, 2005.

(24)	Includes a car allowance of $20,785 and premiums for an executive long-term disability plan of $1,206.

(25)	Includes a car allowance of $14,425.
Option/SAR Grants in Last Fiscal Year
     The following table sets forth information concerning grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2005.

Potential Realizable Value
at Assumed
Annual Rates of Stock Price
	Individual Grants				Appreciation for Option Term
	Number of	Percent of Total
	Securities	Options Granted	Exercise or
	Underlying Options	to Employees in	Base Price	Expiration
Name	Granted	2005	($/Sh)	Date	5%($)	10%($)
William Keiper	100,000 (1)	9.84%	$6.25	8/29/2015	$415,864	$1,032,401
Christopher S. Alexander	—	—	—	—	—	—
Thomas Liguori	100,000	9.84%	$6.90	11/14/2015	$350,864	$967,401
O.B. Rawls	—	—	—	—	—	—
William A. Dowlin	—	—	—	—	—	—
Douglas J. Reich	—	—	—	—	—	—

(1)	Does not include Mr. Keiper’s annual directors’ grant of 6,250 options that was awarded in March 2005, prior to Mr. Keiper’s appointment as Interim CEO.

Aggregated Option/SAR Exercises In Last Fiscal Year
and Fiscal Year-End Option/SAR Values
     The following table sets forth information concerning the value of each Named Executive Officer’s unexercised options at December 31, 2005.

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired		Options/SARs at		In-The-Money Options/
	On	Value	Fiscal Year-End		SARs at Fiscal Year-End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
William Keiper(2)	—	—	77,083	60,417	$30,688	$14,000
Christopher S. Alexander(3)	—	—	836,500	0	$1,734,000	—
Thomas Liguori	—	—	0	100,000	—	—
O.B. Rawls	—	—	163,850	0	$433,500	—
William A. Dowlin	—	—	235,000	10,000	$293,200	$4,200
Douglas J. Reich	—	—	100,000	—	$124,000	—

(1)	Options are considered “in the money,” if the fair market value of the underlying securities exceeds the exercise price of the option. At December 31, 2005, the closing sale price of our common stock was $6.39.

(2)	Figures for Mr. Keiper include options received pursuant to his service as a non-employee director.

(3)	Mr. Alexander exercised 675,000 options in the first quarter of 2006 for gross proceeds of $5,118,372 and an aggregate cost of $3,580,000.
Equity Compensation Plan Information
We maintain the 1997 Long-Term Incentive Plan (the “Long-Term Plan”), the 2000 Broad-Based Stock Incentive Plan (the “Broad-Based Plan”), and the Nonemployee Directors’ Plan pursuant to which we may grant equity awards to eligible persons. We also maintain the 1997 Employee Stock Purchase Plan (the “ESPP”) pursuant to which eligible employees can purchase shares of Hypercom common stock.
The following table gives information as of December 31, 2005, regarding equity awards under our Long-Term Plan, the Broad-Based Plan, the Nonemployee Director’s Plan, and the ESPP.

				Number of securities remaining
	Number of securities to			available for future issuance
	be issued upon exercise		Weighted-average exercise	under equity compensation plans
	of outstanding options,		price of outstanding options,	(excluding securities reflected in
	warrants and rights		warrants and rights	column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,302,984	(1)	$7.70	3,409,724	(2)

Equity compensation plans not approved by security holders	1,994,360	(3)	$5.901	1,388,317

Total	4,297,344		$6.87	4,798,041

(1)	Issuable under the Long-Term Plan and the Nonemployee Directors’ Plan.

(2)	Includes 159,065 shares available for purchase under the ESPP.

(3)	Issuable under the Broad-Based Plan.
See Note 12 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2005 for a description of our Broad-Based Plan, which, at the time of adoption, did not require stockholder approval and has not subsequently been approved by our stockholders.

Employment, Severance and Change of Control Agreements
     William C. Keiper. We employ William Keiper, our Chief Executive Officer and President, pursuant to an employment agreement (the “Employment Agreement”) that commenced on August 29, 2005 and will terminate on August 28, 2010. Pursuant to the terms of the Employment Agreement, Mr. Keiper receives an annualized salary of $400,000. Mr. Keiper’s target bonus is 100% of his base salary, however, he may be eligible for an annual bonus of up 150% of his annual base salary if Hypercom achieves the annual performance goals that are set by the Board of Directors. Further, Mr. Keiper received: 50,000 shares of restricted common stock which vested immediately upon grant; 100,000 shares of restricted common stock, the vesting of which will be tied to the achievement of certain performance goals for fiscal years 2006 and 2007 which will be determined by the Board of Directors; and, an option to purchase 100,000 shares of our common stock of which 25% of the grant vested immediately with the remaining 75% of the grant vesting over a period of 36 months from the effective date of the Employment Agreement. Mr. Keiper also participates in the benefit plans that are available to all Hypercom employees. In the event that Mr. Keiper is terminated without “cause” during the first twelve months of the Employment Agreement, he will receive an amount equal to two years of his base salary; after such period, he will receive an amount equal to one year of his base salary. Hypercom will pay Mr. Keiper’s COBRA payments for a period of 18 months in the event he is terminated without cause. The Employment Agreement also contains a change of control provision that states that if Mr. Keiper resigns for good reason following a change of control, he will receive a payment of two years of his base salary; if the change of control occurs within 36 months of the effective date of the Employment Agreement, and a payment of one year of his base salary after such period. Hypercom will pay Mr. Keiper’s COBRA payments for a period of 18 months if Mr. Keiper resigns for good reason following such change of control.
     Thomas Liguori. We employ Thomas Liguori, our Senior Vice President and Chief Financial Officer, pursuant to an offer of employment (the “Offer Letter”), which became effective on October 31, 2005. Under the terms of the Offer Letter, Mr. Liguori receives an annualized salary of $300,000 and is eligible to receive bonus compensation if he achieves the annual performance goals that are set by the Board of Directors. He also received 50,000 shares of restricted common stock. These shares of restricted common stock will vest 50% in 2006 and 50% in 2007, based on achievement of certain performance goals in each of those years. Mr. Liguori also received an option to purchase 100,000 shares of our common stock, which will vest in equal installments over three years. Pursuant to the terms of the Offer Letter, Mr. Liguori is also entitled to receive relocation assistance. The Offer Letter also contains a change of control provision that states if a change of control occurs within 36 months of Mr. Liguori’s hire and Mr. Liguori resigns for good reason following a change of control, he will receive a payment equal to one year’s base salary and Hypercom will pay Mr. Liguori’s COBRA payments for 18 months. If the change of control occurs after 36 months of Mr. Liguori’’ hire, he will receive a payment equal to 6 months of his base salary and Hypercom will pay Mr. Liguori’s COBRA payments for 18 months
     Christopher S. Alexander. In connection with his retirement, Mr. Alexander’s existing employment agreement was amended, effective March 31, 2005 (the “Amended Employment Agreement”). The Amended Employment Agreement terminates on March 31, 2007 and provides that Mr. Alexander will be employed as Special Assistant to the Board of Directors and Chief Executive Officer and receive an annualized salary of $450,000 per year. He also retained any stock options granted to him that were vested on the date of his retirement and is eligible to participate in the Hypercom’s 401(k) and group benefit plans; however, his unvested options and unvested restricted stock were forfeited as of March 31, 2005. In the event that Mr. Alexander’s employment as Special Assistant to the Board of Directors and Chief Executive Officer is terminated without “cause”, Mr. Alexander will be entitled to receive the compensation due to him through the term of the agreement, which ends on March 31, 2007.
     Other Named Executive Officers. O.B. Rawls, our Senior Vice President, International Sales, is employed pursuant to an offer letter which provides that he would receive a payment equal to six months of his base salary if he is terminated without cause.
Change of Control
Hypercom’s Broad-Based Plan and Nonemployee Directors’ Plan provide that upon a “Change of Control”, as defined, all outstanding options and other awards under such plans shall become fully exercisable and all restrictions on outstanding awards shall lapse. In addition, participants in the plans may exercise their options prior to the occurrence of the event constituting the change of control.
Hypercom’s Long-Term Plan provides that upon a “Change of Control”, as defined, the Board of Directors may, in their sole discretion, cause all outstanding awards to become fully exercisable and all restrictions on outstanding awards to lapse. In addition, participants in the Long-Term Plan may be allowed to exercise awards prior to the occurrence of the event otherwise terminating the awards, over such period as the Board may determine. The Board may also cause all outstanding awards to terminate, provided that the surviving or resulting corporation tenders substantially equivalent options to the participants.

The Employment Agreement and Offer Letter with Mr. Keiper and Mr. Liguori, respectively, each contain change of control provisions, as discussed above.

STOCK PERFORMANCE GRAPH
     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of (i) our common stock, (ii) the Nasdaq Stock Index, and (iii) a selected peer group index, from December 29, 2000 through December 30, 2005 (the end of our fiscal year). The peer group was selected on an industry basis and includes:
•	First Data Corporation

•	Symbol Technologies, Inc.

•	Radiant Systems, Inc.

•	Lipman Electronic Engineering Ltd.

•	ING Groep (Ingenico)

•	Verifone Holdings, Inc.

•	NCR Corporation

•	MICROS Systems Inc.
The graph assumes that $100 was invested on December 29, 2000, in our common stock and in each of the comparison indices, and assumes all dividends paid were reinvested. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of our common stock. This stock performance graph does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Hypercom filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Hypercom specifically incorporates it by reference therein.
Comparison of Five — Year Cumulative Total Returns
Performance Graph for
HYPERCOM CORP
Produced on 03/13/2006 including data to 12/30/2005

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.
13607		©Copyright 2006

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
To our knowledge, the following table sets forth, as of March 10, 2006 the number and percentage of outstanding shares of common stock beneficially owned by each person known to beneficially own more than 5% of such stock, by each director and Named Executive Officer of Hypercom and by all directors and executive officers of Hypercom as a group.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)	Owned	Owned
William Keiper (2)	279,167	*
Christopher S. Alexander (3)	172,500	*
Thomas Liguori	60,000	*
O.B. Rawls (4)	171,230	*
William A. Dowlin (5)	247,592	*
Douglas J. Reich (6)	102,000	*
Norman Stout (7)	18,750	*
Daniel D. Diethelm (8)	28,750	*
Phillip J. Riese (9)	22,500	*
Todd S. Nelson	0	*
Philippe Tartavall	0	*
Dimension Fund Advisors, Inc. (10)	4,179,948	7.8%
Perry Corp. (11)	3,616,700	6.7%
Wells Fargo & Company (12)	2,857,967	5.3%
All directors and executive officers as a group (14 persons) (13)	1,101,175	2.0%

*	Represents less than 1% of our outstanding common stock.

(1)	This information regarding beneficial ownership of our common stock by certain beneficial owners and management of Hypercom is as of March 10, 2006. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through exercise of any option, warrant, or right. Shares of common stock subject to options, warrants, or rights currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 53,686,569 shares of common stock outstanding as of March 10, 2006. The persons named in the table, to our knowledge, have sole voting and sole dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder. Unless otherwise noted, the address of each of the listed stockholders is 2851 West Kathleen Road, Phoenix, Arizona 85053.

(2)	Includes options to purchase 79,167 shares of our common stock and 100,000 shares of restricted common stock whose vesting is subject to the achievement of performance goals for 2006 and 2007; if such performance goals are not achieved these shares of restricted stock are subject to forfeiture.

(3)	Includes options to purchase 161,500 shares of our common stock. Mr. Alexander retired as Chairman, Chief Executive Officer and President effective March 31, 2005 and resigned from the Board of Directors in September 2005. He remains employed by Hypercom pursuant to an employment agreement that expires on March 31, 2007.

(4)	Includes options to purchase 163,850 shares of our common stock.

(5)	Includes options to purchase 245,000 shares of our common stock.

(6)	Includes options to purchase 100,000 shares of our common stock.

(7)	Includes options to purchase 18,750 shares of our common stock.

(8)	Includes options to purchase 18,750 shares of our common stock.

(9)	Includes options to purchase 12,500 shares of our common stock.

(10)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006, by Dimension Fund Advisors Inc., reporting sole power to vote or direct the vote over and shared power to dispose or direct the disposition of 4,179,948 shares. The address of Dimension Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(11)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006, by Perry Corp., reporting that Richard Perry has the sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 3,616,700 shares. The address of Perry Corp. is 599 Lexington Avenue, New York, NY 10022.

(12)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, by Wells Fargo & Company and certain related entities, reporting sole power to vote or direct the vote over 1,693,528 shares and sole power to dispose or direct the disposition of 2,418,167 shares. The address of Wells Fargo & Company is 525 Market Street, 10th Floor, San Francisco, CA 94105.

(13)	Includes options to purchase 719,200 shares of our common stock held by our Named Executive Officers, directors and other members of Hypercom’s executive management.

APPROVAL OF AN AMENDMENT TO HYPERCOM CORPORATION’S
NONEMPLOYEE DIRECTORS’ STOCK OPTION PLAN
(PROPOSAL NO. 2)
The Nonemployee Directors’ Stock Option Plan (the “Plan”) was originally adopted by Hypercom’s stockholders on September 8, 1997, prior to Hypercom’s initial public offering of its common stock (“Common Stock”). Hypercom’s stockholders approved an amendment in 2002, to increase the number of shares available for issuance under the Plan. The purpose of the Plan is to promote the success and enhance the value of Hypercom and its subsidiaries by linking the interests of its non-employee directors to those of Hypercom stockholders. By providing an incentive for outstanding performance, Hypercom is better able to motivate, attract, and retain the services of non-employee directors whose judgment, interest and special effort contribute to Hypercom’s operational success. The Board of Directors has approved an amendment to the Plan, for which we are seeking stockholder approval. The amendment increases the number of shares available for grant under the Plan, increases both the initial and annual grants made to non-employee directors and extends the term of the Plan until 2012. We have summarized the key provisions of the Plan and how it is affected by the proposed amendment. Because it is a summary, it may not contain all the information that is important to you. You should read the full text of the amendment, which is attached as Appendix I. A full copy of the current Plan is attached as Exhibit 10.1 to Hypercom’s Registration Statement on Form S-8 that was filed with the Securities and Exchange Commission on July 26, 2002.
During 2005, options to purchase 25,000 shares of Common Stock were granted to Hypercom’s directors under the Plan. Hypercom’s Board of Directors currently has six members, five of which are non-employee directors who are eligible to participate in the Plan.
What is the amendment to the Plan?
The amendment to the Plan, which the Board has adopted and for which we are seeking stockholder approval, will:
•	increase in the number of shares of Common Stock that may be issued under the Plan from 175,000 to 600,000;

•	increase of the initial stock grant made to new non-employee directors from 6,250 shares to 15,000 shares;

•	increase of the annual stock grant made to non-employee directors from 6,250 shares to 15,000 shares; and

•	extend the Plan to December 31, 2012.
Why is the amendment to the Plan necessary?
The increase in the number of shares of Common Stock available under the Plan is necessary to ensure that Hypercom has the flexibility to meet its foreseeable future needs for stock options to be granted under the Plan. The Board continues to believe that stock-based compensation programs are a key element in achieving Hypercom’s continued financial and operational success. The Plan has been designed to align the interests of non-employee directors with stockholders in enhancing Hypercom’s value. The Plan is also expected to assist in attracting and retaining qualified individuals to serve as directors. Further, we recognize that the responsibilities and potential liability associated with service as a director have increased since the Plan was originally adopted and the increases in the size of the grants contemplated by the amendment to the Plan are meant to address this issue.
How many shares are subject to the Plan?
The total number of shares of Common Stock currently reserved and available for issuance upon exercise of options granted under the Plan is 175,000, however, if the amendment is approved by the stockholders, the number of shares will increase to 600,000.
What is the purpose of the Plan?
The purpose of the Plan is to promote the success and enhance the value of Hypercom and its subsidiaries by linking the interests of its non-employee directors to those of Hypercom stockholders. By providing an incentive for outstanding performance, Hypercom is better able to motivate, attract, and retain the services of non-employee directors whose judgment, interest and special effort contribute to Hypercom’s operational success.
What is the effective date of the Plan?
The Plan became effective as of September 8, 1997.

Who administers the Plan?
The Plan is administered by the Compensation Committee of the Board of Directors that is appointed by, and serves at the discretion of, the Board. The Compensation Committee has full power, discretion, and authority to interpret and administer the Plan in a manner that is consistent with the Plan’s provisions. However, the Compensation Committee does not have the power to determine Plan eligibility, or to determine the number, the price, the vesting period, or the timing of grants to be made under the Plan to any participant or take any action that would result in the Plan not being treated as a “formula plan” within the meaning of Rule 16b-3 or any successor provision, promulgated pursuant to the Securities Exchange Act of 1934, amended.
Options granted under the Plan may be subject to restrictions imposed by securities laws and regulations.
Who pays to administer the Plan?
Hypercom pays the cost of administering the Plan.
What is the nature of the stock distributed?
The Common Stock issuable upon exercise of options may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased by Hypercom on the open market.
What are the eligibility requirements for awards?
Awards may be granted only to non-employee directors of Hypercom.
What are the types of awards that can be granted and conditions of those grants?
As amended, there are two types of automatic Nonqualified Stock Option (“NQSO”) grants under the Plan. An NQSO is any stock option that does not meet the requirements of, and is not eligible for, the favorable tax treatment provided by Section 422 of the Internal Revenue Code (“Code”). The first type of grant is an annual grant under which each individual who is a non-employee director on the third business day after the Hypercom’s annual fiscal year end earnings release beginning with the year end earnings release for fiscal year 2006 (which is expected to occur in March 2007) and through and including fiscal year 2012, will be granted an option to purchase 15,000 shares of Common Stock, exercisable at the fair market value of such Common Stock for such date. The second type of automatic grant under the Plan is the initial election grant, under which each individual who first becomes a non-employee director after the date of the initial public offering grant is granted an option to purchase 15,000 shares of Common Stock as of the date the individual first becomes a non-employee director, exercisable at the fair market value of such Common Stock for such date.
Except as noted below, during the lifetime of a person to whom an award is granted, only that person, or that person’s legal representative, may exercise an option.
No award gives the participant the rights of a stockholder until the shares of stock are, in fact, issued in connection with the award. Hypercom has the authority to deduct or withhold or require a participant to remit to Hypercom funds to satisfy federal, state and local taxes, FICA obligations and other withholding obligations (if outside the U.S.). Subject to Compensation Committee approval, participants may satisfy the withholding requirement by having Hypercom withhold shares of stock having a fair market value on the date of withholding equal to the amount to be withheld for tax purposes.
How are the exercise prices of the grants determined?
The exercise price of grants made under the Plan is the fair market value of the underlying Common Stock on the date of the grant. The fair market value is determined by the closing price of the Common Stock on the day the grant is made, as reported by the NYSE.
How can the grants made under the Plan be exercised?
An option will become exercisable for the underlying shares of Common Stock on the first anniversary of the date of grants; provided that the non-employee director remains a Hypercom director on such date. A participant may exercise an exercisable award, in whole or part, at any time before the award terminates. The maximum term of an award is ten years from the date the award was granted, subject to earlier termination in the event or termination of service, death, or retirement, as specified in the agreement granting the award.
To exercise an award, the participant must provide Hypercom with written notice of the exercise and pay the exercise price for the number of shares he wishes to purchase. The notice must specify the number of shares to be purchased under the award. The participant will be required to satisfy any applicable income tax withholding requirements at that time. The participant may pay the exercise price by cash or check, or by remitting shares of Common Stock that he already owns (provided that such shares meet certain holding period requirements).
A participant may not pledge, transfer, assign or encumber an award in any way other than by a will or the laws of descent and distribution.
The purchase price for Common Stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the Common Stock being purchased or in a combination of cash and stock. The Compensation Committee may allow participants to simultaneously exercise options and sell the stock purchased upon such exercise and use the sale proceeds to pay the purchase price. The Compensation Committee determines how the shares of stock will be delivered to the participants.
What are the tax consequences of awards under the Plan?
No taxable income will be realized by an optionee upon the grant of a NQSO, nor is Hypercom entitled to a tax deduction by reason of such grant. Upon the exercise of a NQSO, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price and Hypercom will be entitled to a corresponding tax deduction.
Upon a subsequent sale or other disposition of Common Stock acquired through exercise of a NQSO, the optionee will realize capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee will have no tax consequence to Hypercom.
The amount included as ordinary income in the optionee’s income becomes the optionee’s tax basis for determining gains or losses on the subsequent sale of the Common Stock.
Under what circumstances will an award be forfeited?
If a participant dies or becomes disabled, options that were not previously exercisable will immediately be forfeited and options that were exercisable at the date of death or disability will remain exercisable for one year thereafter. If a participant’s service on the Board of Directors terminates for any reason other than death or disability, then any option that has not expired will remain exercisable for 90 days after termination of the participant’s service on the Board of Directors if it would have been exercisable prior to the participant’s termination of service.
What happens upon a change of control?
The term “Change of Control” is defined in the Plan. Upon a Change of Control of Hypercom, every outstanding NQSO will become fully vested and exercisable.
What happens if there is a stock split, stock dividend, or other change affecting the Common Stock?
In the event of a stock dividend, the shares of Common Stock then subject to outstanding NQSO’s (and the number of shares reserved for issuance under the Plan) will be increased or decreased proportionately without any change in the aggregate purchase price of the shares then subject to each NQSO. In the event the Common Stock is changed into or exchanged for a different number or class of shares of Common Stock or stock of another corporation, whether through reorganization, recapitalization, stock split-up, or combination of shares, each share of Common Stock then subject to outstanding awards (and the number of shares reserved for issuance under the Plan) will have substituted for it the number and class of shares into which each outstanding share of Common Stock will be so exchanged, all without any change in the aggregate purchase price of the shares then subject to each award.
Can the Plan be amended, modified and terminated?
The Compensation Committee may, at any time and from time to time, terminate, amend or modify the Plan. However, stockholder approval is required to:
(a)	Materially increase the total number of shares that may be issued under the Plan, except in the case of the change in capital structure;

(b)	Materially modify the eligibility requirements for participation in the Plan; or

(c)	Materially increase the benefits accruing to participants under the Plan.
No termination, amendment, or modification of the Plan will adversely affect in any material way any NQSO previously granted under the Plan, without written consent of the participant.
What vote is required to approve the amendment to the Plan?
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is required to approve the amendment to the Plan.
The Board of Directors unanimously recommends a vote FOR approval of the amendment to the Hypercom Nonemployee Directors’ Stock Option Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires Hypercom officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Hypercom maintains a compliance program to assist its officers and directors in making these filings. We believe that Hypercom’s executive officers and directors timely complied with their filing requirements for 2005.
CERTAIN TRANSACTIONS AND RELATIONSHIPS
          None.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Representatives of Ernst & Young LLP (“Ernst & Young”), Hypercom’s independent registered public accounting firm for the fiscal year ended December 31, 2005, are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions from stockholders. The Audit Committee has not yet completed its selection of the independent registered public accounting firm for the fiscal year ended December 31, 2006.
     The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Report of the Audit Committee.”
Fees Paid to Ernst & Young LLP
The following table shows the fees that we paid or accrued for the audit, audit-related, tax and other services provided by Ernst & Young for fiscal years 2005 and 2004.

	2005	2004
Audit Fees	$2,988,000	$2,993,000
Audit-Related Fees	34,000	20,500
Tax Fees	—	94,000
All Other Fees	—	—

Total	$3,022,000	$3,107,500

     Audit Fees. This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young’s own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.
     Audit-Related Fees. This category includes fees associated with employee benefit plan audits and attestation services that are not required by statute or regulation.
     Tax Fees. This category includes fees associated with tax return preparation, tax advice and tax planning.
     All Other Fees. This category includes fees for support and advisory services that are not audit, audit-related or tax services. There were no such other fees in 2005 or 2004.
     Audit Committee Pre-Approval of Audit and Non-Audit Services As part of its responsibility for oversight of the independent registered public accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by our independent registered public accountants, Ernst & Young. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditors is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the Audit Committee. The Audit Committee has delegated pre-approval authority to its Chairman to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chairman of the Audit Committee must be presented at the next Audit Committee meeting for their review and ratification. All of the services provided by Ernst & Young described above under the captions “Audit-Related Fees” and “Tax Fees” were approved by our Audit Committee.
STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals for the 2007 Proxy Statement. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in our proxy statement for the 2007 Annual Meeting of Stockholders should submit the proposal in writing to our Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053. Generally, such notice would have to be received by January 18, 2007 in order to be considered for inclusion in the proxy statement. Under applicable rules of the SEC, if we receive written notice of any proposal on or prior to January 18, 2007, our management may vote proxies in their discretion if we describe the proposal in our proxy statement relating to the 2007 Annual Meeting and state how the management proxies intend to vote with respect to such proposal.
     Director Nominees or Other Business for Presentation at the 2007 Annual Meeting. Under our Bylaws, if you wish to nominate directors or bring other business before the stockholders at the 2007 Annual Meeting of Stockholders:
•	You must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting of stockholders to which the notice relates.

•	You must notify our Corporate Secretary in writing no later than January 18, 2007, which is 120 days prior to the anniversary date of our 2007 Annual Meeting of Stockholders.

•	Your notice must contain the following specific information required by our Bylaws:
—	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, or in the case of director nominees, all arrangements or understanding between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;

—	the name and record address of such stockholder and, in the case of director nominees, the name and address of such nominees;

—	the class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder and, in the case of director nominees, by such nominees;

—	a description of all arrangements or understandings between such stockholder and other persons or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, or in the case of director nominees, all information required by the SEC’s rules and regulations and our Bylaws and, the consent of each nominee to serve as a director if so elected; and

—	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
A nomination or other proposal may be disregarded if it does not comply with the above procedures and any additional requirements set forth in our Bylaws. Please note these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement. Consistent with applicable rules of the SEC, if we do not receive notice of any stockholder proposal on or prior to January 18, 2007, our management may vote proxies in their discretion with respect to any such proposal (or other matter) that is nonetheless brought before the 2007 Annual Meeting of Stockholders.
OTHER MATTERS
     As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

HYPERCOM CORPORATION

Douglas J. Reich
Corporate Secretary

April 13, 2006

APPENDIX I
AMENDMENT TO THE
HYPERCOM CORPORATION
NONEMPLOYEE DIRECTORS’ STOCK OPTION PLAN
     Hypercom Corporation (the “Company”) previously approved and adopted the Hypercom Corporation Nonemployee Directors’ Stock Option Plan (the “Plan”) to encourage ownership in the Company by Nonemployee Directors, to strengthen the ability of the Company to attract and retain the services of experienced and knowledgeable individuals as Nonemployee Directors of the Company, and to provide Nonemployee Directors with a further incentive to work for the best interests of the Company and its stockholders. By this instrument, the Company desires to amend the Plan to (i) extend the duration of the Plan through 2012, (ii) increase the number of shares of Stock available under the Plan, and (iii) increase the number of annual and initial option grants to Nonemployee Directors.
     1. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Plan.
     2. This Amendment shall be effective as of date approved by the Company’s stockholders at its 2006 Annual Meeting (“Amendment Effective Date”).
     3. Section 1.4 (Establishment, Purpose, and Duration – Duration of the Plan) of the Plan is amended and restated as follows:
     1.4. DURATION OF THE PLAN. The Plan shall remain in effect until the earlier of (i) December 31, 2012, or (ii) the date the Plan is terminated by the Board of Directors pursuant to Article 7 or Section 8.4.
     4. Section 4.1 (Shares Subject to the Plan – Number of Shares) of the Plan is amended and restated as follows:
     4.1. NUMBER OF SHARES. The total number of shares of Stock available for grant under the Plan may not exceed 600,000, subject to adjustment as provided in Section 4.3. The shares issued pursuant to the exercise of Options granted under the Plan may be authorized and unissued Stock or Stock reacquired by the Company, as determined by the Committee.
     5. Section 6.2 (Grant of Options – Annual Grant) of the Plan is amended and restated as follows:
     6.2. ANNUAL GRANT. Each individual who is a Nonemployee Director on the third business day after the Company’s annual earnings release beginning with fiscal year 2006 and through and including fiscal year 2012, shall be granted an Option as of such date to purchase 15,000 shares of Stock, subject to the limitations on the number of shares that may be awarded under the Plan. The specific terms of the Options are subject to the provisions of this Article 6 and the Option Agreement executed pursuant to Section 6.4.
     6. Section 6.3 (Grant of Options – Initial Grant) of the Plan is amended and restated as follows:
     6.3. INITIAL GRANT. Each individual who first becomes a Nonemployee Director after the Amendment Effective Date, shall be granted an Option to purchase 15,000 shares of Stock as of the date the individual first becomes a Nonemployee Director. The specific terms of the Options are subject to the provisions of this Article 6 and the Option Agreement executed pursuant to Section 6.4.
     7. Section 6.8(b) (Grant of Options – Payment) of the Plan is amended and restated as follows:
     (b) by tendering previously acquired shares of Stock (held for at least six months) having a Fair Market Value at the time of exercise equal to the Total Exercise Price; or
     8. This Amendment shall amend only the provisions of the Plan as set forth herein. Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.

HYPERCOM CORPORATION
ANNUAL MEETING OF STOCKHOLDERS – May 18, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints William Keiper and Douglas J. Reich, and each of them, proxies, with power of substitution, acting unanimously and voting, or if only one is present and voting then that one, to vote the shares of common stock of Hypercom Corporation which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at Hypercom Corporation Headquarters, 2851 West Kathleen Road, Phoenix, Arizona 85053, on Thursday, May 18, 2006, at 9:00 am, Phoenix, Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.
IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
Please mark, sign and date the reverse side and
return the proxy card promptly using the enclosed envelope.

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For All
Except
Nominees
		For All	Withhold All	Crossed Out	Nominees
1.	ELECTION OF DIRECTORS:
	INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name at right.	☐	☐	☐	Daniel D. Diethelm Todd Nelson Norman Stout

		For	Against	Abstain

2.	AMENDMENT TO NONEMPLOYEE DIRECTORS’ STOCK OPTION PLAN.	☐	☐	☐
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ALL OTHER MATTERS THAT PROPERLY MAY BE PRESENTED AT THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournment thereof.

Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

Date: , 2006

Signature

Signature

☐ Mark this box with an X if you have made changes to your name or address details above.

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